EXHIBIT 21.1


Kleven Construction, Inc., an Arizona corporation d/b/a Kleven Communications

Concepts in Communications, Inc., a Tennessee corporation

Southern Communications Products, Inc., a Florida corporation

Compass Communications, Inc., a Georgia corporation

Kleven Communications - CA, Inc. a California corporation d/b/a Riley Communications, Inc.

AeroComm, Inc., a Maryland corporation

United Tech, Inc., a Florida corporation

Diversitec, Inc., a Virginina corporation

IFC Staffing, Inc., a Tennessee corporation